Exhibit 10.1

CIVIL SETTLEMENT AGREEMENT (Redacted)*

I.              PARTIES

This Settlement Agreement (“Agreement”) is entered into between the following (hereinafter “the Parties”) through their authorized representatives:

(a)  the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”); the TRICARE Management Activity (“TMA”) (formerly the Office of Civilian Health and Medical Program of the Uniformed Services (“OCHAMPUS”)), through its General Counsel; and the Office of Personnel Management (“OPM”), which administers the Federal Employees Health Benefit Program (“FEHBP”) (collectively, “the United States”); and,

(b)  Tenet Healthcare Corporation, on behalf of its predecessors, and current and former affiliates, divisions, and direct and indirect subsidiaries (“Tenet”); Tenet HealthSystem HealthCorp.; Tenet HealthSystem Holdings, Inc.; Tenet HealthSystem Medical, Inc.; OrNda Hospital Corp.; and the 165 hospitals listed in Exhibit 1 hereto (referred to herein as the “Settling Hospitals”) (collectively the “Tenet Entities”).

II.            PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.          Tenet is a Nevada corporation with headquarters in Dallas, Texas. Tenet, through its predecessors, subsidiaries, and/or affiliates, operates or has operated the Settling Hospitals during some or all of the time period January 1, 1990 to the present.

B.           The United States has filed three actions against certain Tenet Entities in the Central District of California (collectively the “DRG Complaints”), captioned as follows:

(1)          U.S. v. Tenet Healthcare et al., CV03-206 GAF

(2)          U.S. v. Tenet Healthcare et al., CV04-857 GAF

(3)          U.S. v. Tenet Healthcare et al., CV04-859 GAF

*

Confidential portions of this document have been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended, as indicated by the notation “[**]” on pages 2, 4, 5, 7, 8, 10 and 15.

The DRG Complaints allege that these Tenet Entities engaged in “upcoding” as further described in Paragraph II.E(2) below.

C.           [**]

D.           The Tenet Entities submitted or caused to be submitted claims for payment to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg (1997); the Medicaid Program (“Medicaid”), 42 U.S.C. §§ 1396-1396v; the TRICARE Program (“TRICARE”), 10 U.S.C. §§ 1071-1107; and the FEHBP, 5 U.S.C. §§ 8901 et. seq. (collectively the “Government Health Care Programs”).

E.           The United States alleges that it has certain civil claims against the Tenet Entities, as specified in Paragraph III.4 below, for engaging in the following conduct (hereinafter the “Covered Conduct”):

(1)            Outlier Payments:

From October 1, 1995 through August 7, 2003, the Tenet Entities allegedly submitted or caused to be submitted claims to the Government Health Care Programs for inpatient and outpatient outlier payments that the Tenet Entities were not entitled to receive because (a) the Tenet Entities allegedly had artificially and purposely inflated the charges billed for inpatient and outpatient care substantially in excess of any increase in the costs associated with that care, (b) as a result, the Tenet Entities allegedly improperly received outlier payments that were further inflated because they were computed pursuant to statewide average cost-to-charge ratios that should not properly have applied, and (c) the Tenet Entities allegedly billed for inpatient and outpatient services and supplies not provided to patients. [**]

As a result of these artificially inflated and allegedly false claims, the Tenet Entities allegedly caused the Government Health Care Programs to pay to Tenet money that lawfully belonged to the United States in that it exceeded the amount Tenet would have received had these claims not been artificially inflated and false.

(2)          DRG Upcoding:

(a)  From January 1, 1992 through December 31, 1998, Tenet and the Settling Hospitals listed in Exhibit 2 allegedly submitted or caused to be submitted claims to Medicare that assigned diagnosis codes for inpatient discharges that were not supported by physician documentation in the patient’s medical records or were otherwise improper for the following diagnosis related groups (“DRG’s”): 79, 106, 124, 415, 416, 475 and 483; and,

(b)  Between January 1, 1992 and December 31, 1998, Tenet annually certified compliance with its obligations under its Corporate Integrity Agreement notwithstanding its alleged knowledge of claims of the type described above.

(3)          Physician Relationships:

From January 1, 1992 through October 12, 2005, the Tenet Entities allegedly submitted or caused to be submitted claims to Medicare for items and services delivered by those Tenet Entities that were ordered by a physician, a member of a physician group practice, a professional corporation, or other legal entity owned at least in part by a physician with whom the Tenet Entities had a financial relationship, directly or through a family member. The United States alleges these claims were false because (a) Section 1877 of the Social Security Act (“SSA”), 42 U.S.C. § 1395nn (also known as the Stark Law) prohibited the Tenet Entities from billing Medicare for items or services referred or ordered by physicians with whom the Tenet

Entities had improper financial relationships, (b) the Tenet Entities forfeited the right to bill Medicare for such items and services by allegedly paying remuneration to physicians intending that remuneration to induce those and other referrals in violation of the Anti-kickback Statute, 42 U.S.C. § 1320a-7b(b), and (c) the Tenet Entities were required to and did certify on cost reports submitted to fiscal intermediaries for the applicable fiscal years that items and services identified or summarized in each cost report were not provided or procured through the payment directly or indirectly of a kickback or billed in violation of federal or state referral laws (e.g., the Stark Law). [**]

(4)          Tiered Charges:

From January 1, 1996 through September 30, 2005, Tenet and the Settling Hospitals listed in Exhibit 3 allegedly submitted or caused to be submitted claims to Medicare that used higher charges for inpatient than outpatient services, when those charges were required to be uniform. [**]

(5)          Centinela Hospital Medical Center Claims:

From January 1, 1999 through December 31, 2005, Centinela Hospital Medical Center allegedly submitted or caused to be submitted claims to Medicare for cardiac catheterizations that were not medically necessary.

(6)          Desert Regional Medical Center Claims:

(a) From January 1, 1997 through May 31, 2004, Tenet and Desert Regional Medical Center allegedly submitted or caused to be submitted claims to Medicare for outpatient care rendered at the Comprehensive Cancer Center (i) with the following billing codes that were inaccurate and resulted in excessive reimbursement: modifiers 25, 27, and 59, and diagnostic codes related to screening and diagnostic mammograms, and (ii) for diagnostic laboratory and imaging services that were not supported by appropriate documentation. [**] and

(b) From January 1, 1997 through May 31, 2001, Tenet and Desert Regional Medical Center allegedly submitted or caused to be submitted cost reports to Government Health Care Programs that sought reimbursement for excessive management fees paid to the Comprehensive Cancer Center.

(7)          Brookwood Medical Center Claims:

From January 1, 1997 through May 1, 2000, Brookwood Medical Center submitted claims to Government Health Care Programs for reimbursement for (i) units of blood that allegedly were not administered and (ii) blood filters that allegedly were not used. [**]

(8)          People’s Health Network Claims:

From January 1, 1999 through August 23, 2005, People’s Health Network (“PHN”), an entity in which Tenet had an ownership interest, allegedly failed to provide services and provided services not consistent with the standard of care required under applicable regulations and statutes to patients that were included in the capitated rate paid by Medicare to PHN.

F.              The United States also contends that it has certain administrative claims against the Tenet Entities for the Covered Conduct under the provisions for permissive exclusion from Medicare, Medicaid and other Federal health care programs, 42 U.S.C. § 1320a-7(b), the provisions for permissive exclusion from TRICARE, 32 C.F.R. § 199.9, and the provisions for civil monetary penalties, 42 U.S.C. § 1320a-7a.

G.           The Tenet Entities deny the contentions of the United States set out in Paragraphs II.E and II.F above.

H.            To avoid the delay, uncertainty, inconvenience and expense of protracted litigation of these claims, the Parties reach a full and final settlement as set forth in this Agreement. The settlement amount required to be paid by the Tenet Entities pursuant to this Agreement reflects limitations on the Tenet Entities’ ability to pay occasioned by the financial condition of the Tenet Entities.

III.           TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:

1.             The Tenet Entities agree to pay to the United States a total of $900 million, plus applicable interest, as follows (the “Settlement Amount”):

(a) The Tenet Entities agree to pay the United States $450 million, plus interest accruing at a simple rate of 4.125% from November 1, 2005, within ten (10) days after the Effective Date of this Agreement. The payment shall be made by electronic funds transfer pursuant to written instructions to be provided by Michael F. Hertz, Director, Commercial Litigation Branch, Civil Division, United States Department of Justice.

(b) The Tenet Entities agree to waive, and not assert any claim for, additional

Disproportionate Share Hospital (“DSH”) program payments related to Medicaid eligible patient days and SSI patient days to which the Tenet Entities may be entitled for all cost reporting periods beginning on or before December 31, 2001, which claims and potential claims have a value of $50 million.

(c) The Tenet Entities agree to waive, and not assert any claim for, any additional outlier payments from any Government Health Care Program to which the Tenet Entities may be entitled for any period prior to August 7, 2003, which claims and potential claims have a value of $125 million.

(d) The Tenet Entities further agree to pay the United States $275 million, plus interest accruing at a simple rate of 4.125% from November 1, 2005, in quarterly installments from November 1, 2007 through August 1, 2010 in accordance with the schedule of payments attached as Exhibit 4. All quarterly payments shall be made by electronic funds transfer pursuant to written instructions to be provided by Michael F. Hertz, Director, Commercial Litigation Branch, Civil Division, United States Department of Justice.

2.              The principal portion of the Settlement Amount is attributable to the Covered Conduct as follows (with interest to be allocated on the same pro rata basis):

(a)  Outlier Payments: $788,851,228 [**]

(b)  DRG Upcoding: $46,886,882

(c)  Physician Relationships: $47,533,514 [**]

(d)           Tiered Charges: $822,577 [**]

(e)           Desert Regional Medical Center Claims: $452,417 [**]

(f)            Brookwood Medical Center Claims: $30,065 [**]

(g)           People’s Health Network Claims: $15,423,316

3.              If the Tenet Entities fail to make any of the payments described in Paragraph III.1 above at the specified time, upon written notice to the Tenet Entities of this default, the Tenet Entities shall have ten (10) calendar days to cure the default. If the default is not cured within the ten-day period: (a) the remaining unpaid principal portion of the Settlement Amount shall become accelerated and immediately due and payable, with interest at a simple rate of 4.125% from November 1, 2005 to the date of default, and at a simple rate of 9.5% per annum from the date of default until the date of payment; (b) the United States may pursue any and all actions for collection as it may choose, including, without limitation, filing an action for specific performance of this Agreement; and (c) the United States may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest) from any amounts due and owing to any of the Released Tenet Entities (defined in Paragraph III.4 below) by any department, agency, or agent of the United States. The Released Tenet Entities agree not to contest any collection action undertaken by the United States pursuant to this Paragraph III.3, and to pay the United States all reasonable costs incurred in any such collection action, including attorney’s fees and expenses.

4.              Subject to the exceptions in Paragraph III.11 below, in consideration of the obligations of the Tenet Entities set forth in this Agreement, conditioned upon the Tenet Entities’ payment in full of the Settlement Amount, and subject to Paragraph III.18 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) hereby releases Tenet, together with its current and former parent corporations, each of its direct and indirect subsidiaries including the Settling Hospitals, brother or sister corporations, divisions, current or former owners, partnerships or other legal entity in which Tenet or a Tenet subsidiary has or had an ownership interest, and the successors and assigns of any of them (the “Released Tenet Entities”), from any civil or administrative monetary claim the United States has or may have under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any other statutory cause of action for civil damages or civil penalties which the Civil Division has actual and present authority to assert and compromise pursuant to 28 C.F.R. Subpart I, Section 0.45(d) (2004); or the common law and/or equitable theories of payment by mistake, unjust enrichment, restitution, recoupment, disgorgement of illegal profits, and fraud, for the Covered Conduct.

5.              Within 30 days of the Effective Date of this Agreement, the United States will seek dismissal with prejudice of (a) the claims stated in the United States’ Complaints and

Amended Complaints in the Civil Actions identified in Paragraph II.B above; (b) claims asserted against the Tenet Entities in [**]. The stipulations of dismissal will be conditioned upon receipt by the United States of the Settlement Amount, and if necessary, will request that the courts retain jurisdiction to resolve issues of relators’ share and attorney’s fees.

6.              Should this Agreement be challenged by any relator as not fair, adequate or reasonable pursuant to 31 U.S.C. § 3730(c)(2)(B), the United States and the Tenet Entities agree that they will take all reasonable and necessary steps to defend this Agreement. If a court concludes that the Agreement is not fair, adequate or reasonable as to the claims of a particular relator, then the Agreement shall be null and void as to the Covered Conduct asserted by those claims; the Agreement will otherwise remain in full force and effect; and that portion of the Settlement Amount allocated to the excluded Covered Conduct (the “Allocated Amount”) will be held by the United States to be used as follows upon entry of a final judgment resolving (whether by settlement or otherwise) the amount the Tenet Entities must pay on the particular relator’s claims (the “Judgment Amount”): (a) if the Judgment Amount is greater than the Allocated Amount, the Allocated Amount shall remain allocated to those claims, with the Tenet Entities responsible for payment of the difference between the Judgment Amount and the Allocated Amount; (b) if the Judgment Amount is less than or equal to the Allocated Amount, the portion of the Allocated Amount equivalent to the Judgment Amount shall remain allocated to those claims, while the difference between the Allocated Amount and the Judgment Amount shall be reallocated to the remaining Covered Conduct in an amount proportionate to the original allocation set forth in Paragraph III.2 above.

7.              In consideration of the obligations of the Tenet Entities set forth in this

Agreement, conditioned upon the Tenet Entities’ payment in full of the Settlement Amount, and subject to Paragraph III.18 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement):

(a)          TMA hereby releases and agrees to refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE/CHAMPUS Program against the Released Tenet Entities under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph III.11, below, and as reserved in this Paragraph III.7(a). TMA expressly reserves authority to exclude the Released Tenet Entities from the TRICARE/CHAMPUS program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct.

(b)          OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FEHBP against the Released Tenet Entities under 5 U.S.C. § 8902a or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph III.11, below and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7(a). Nothing in this Paragraph III.7(b) precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph III.11, below.

8.             The Released Tenet Entities fully and finally release, compromise, acquit and forever discharge the United States, its agencies, officers, agents, employees, and contractors (and their employees) from any and all claims, causes of action, adjustments, and set-offs of any kind (including, without limitation, any claims for additional outlier payments for any period prior to August 7, 2003; any claims for additional DSH payments related to Medicaid eligible patient days and SSI patient days for cost reporting periods beginning on or before December 31,

2001; and any attorney’s fees, costs, and expenses of every kind and however denominated) which the Released Tenet Entities could have asserted, or may assert in the future, against the United States, its agencies, officers, agents, employees, and contractors (and their employees) arising out of or pertaining to the Covered Conduct, including the United States’ investigation, prosecution, or settlement thereof.

9.             The Tenet Entities have provided financial information to the United States and the United States has relied on the accuracy and completeness of this financial information in reaching this Agreement. If the United States learns that this financial information either (a) failed to disclose a material non-contingent asset or assets in which the Tenet Entities had an interest (a “Material Nondisclosure”); or (b) contained any other knowing, material misrepresentation or omission regarding the financial condition of the Tenet Entities (a “Knowing Material Misrepresentation”), the United States may at its option pursue relief under this Paragraph III.9 as follows: (a) the United States shall provide Tenet with written notice of the nature of the Material Nondisclosure or Knowing Material Misrepresentation; (b) within ten (10) calendar days of the date of the written notice, Tenet shall provide the United States, in writing, with any explanation it may have regarding the Material Nondisclosure or Knowing Material Misrepresentation referenced in the written notice; (c) if unsatisfied with Tenet’s explanation, as determined in its sole and absolute discretion, the United States may file an action seeking relief under this Paragraph III.9 in which action the United States shall bear the burden of establishing by a preponderance of the evidence the Material Nondisclosure or Knowing Material Misrepresentation; (d) if the court finds a Material Nondisclosure or Knowing Material Misrepresentation, then — (i) the Settlement Amount shall be increased by one hundred percent (100%) of the amount of the Material Nondisclosure or Knowing Material

Misrepresentation; (ii) the remaining unpaid principal portion of the Settlement Amount (including the increase specified in subparagraph (d)(i) above) shall become accelerated and immediately due and payable, with interest at a simple rate of 4.125% from November 1, 2005 to the date of the court finding, and at a simple rate of 9.5% per annum from the date of the court finding until the date of payment; (iii) the United States may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest and the increase specified in subparagraph (d)(i) above) from any amounts due and owing to any of the Released Tenet Entities by any department, agency, or agent of the United States; and (iv) the Tenet Entities shall immediately pay the United States all reasonable costs incurred in the action seeking relief under this Paragraph III.9, including attorney’s fees and expenses.

10.            OIG-HHS expressly reserves all rights to institute, direct, or maintain any administrative action seeking exclusion against the Tenet Entities, and/or its officers, directors, and employees from Medicare, Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7(a) (mandatory exclusion), or 42 U.S.C. § 1320a-7(b) (permissive exclusion). The Tenet Entities and OIG-HHS are engaged in the negotiation of a potential Corporate Integrity Agreement (“CIA”) and have reached a common understanding on the basic terms of such a CIA. The Tenet Entities shall use their best efforts and negotiate in good faith to execute a CIA with OIG-HHS within 90 days after the Effective Date of this Agreement (defined in Paragraph III.27 below). Upon execution of the CIA, OIG-HHS shall provide a release to the Tenet Entities pursuant to which OIG-HHS will agree not to institute, direct, or maintain an administrative action seeking an exclusion against the Tenet Entities under 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct.

11.          Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including the Released Tenet Entities) are any and all of the following:

a.            Any civil, criminal or administrative claims arising under Title 26, U.S. Code (commonly referred to as the Internal Revenue Code);

b.            Any criminal liability;

c.            Except as explicitly stated in this Agreement, any administrative liability, including mandatory and/or permissive exclusion from the Government Health Care Programs;

d.            Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.            Any claims based upon such obligations as are created by execution of this Agreement;

f.             Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g.            Any claims for personal injury or property damage, or for other similar consequential damages, arising from the Covered Conduct;

h.            Any liability for failure to deliver goods or services due;

i.             Any claims against individuals (including, without limitation, current or former directors, officers, employees, agents, or shareholders of any of the Tenet Entities), provided, however, that if the United States pursues claims based on the Covered Conduct against any individual, if the United States obtains a judgment against or enters into a settlement with any individual based on such claims, and if a court determines that the Tenet Entities have an obligation to indemnify the individual for the judgment or settlement amount (or any part thereof) (an “Indemnification Obligation”), then the United States shall seek to recover from the individual on the judgment or settlement only an amount such that the amount required to be paid by the Tenet Entities on their Indemnification Obligation to that individual, when summed with all amounts paid by the Tenet Entities on prior Indemnification Obligations to other individuals, results in an aggregate total no greater than $75 million;

j.               Any claims of any State arising under the Medicaid Program, or any other provision of law, based on the Covered Conduct;

k.              Any claims against any Settling Hospital, Tenet subsidiary, affiliate, or division, or any partnership or other legal entity in which Tenet or any Tenet subsidiary has or had an ownership interest, and the partners or other shareholders in any such partnership or other legal entity, for a time period that the Tenet Entity, partnership, or other legal entity was not directly or indirectly owned by Tenet.

l.               Any liability for the Covered Conduct set forth in Paragraph II.E(3) above for claims submitted by or on behalf of the hospitals identified by the relators’ Complaints in U.S. ex rel. Meshel v. Tenet (W.D. Tex.) [**]

m.               Any liability to the United States of any entity other than a Released Tenet Entity for the Covered Conduct set forth in Paragraphs II.E(6) and II.E(8) above, and in connection with any investigation of any entity other than a Tenet Entity for such Covered Conduct, Tenet shall make reasonable efforts to facilitate access to and encourage the cooperation of its directors, officers, and employees for interviews and testimony consistent with the rights and privileges of such individuals.

12.            Subject to the provisions set forth below, the Released Tenet Entities agree to provide to the Department of Justice, within no more than 120 days (with production beginning within 30 days and proceeding on the schedule set forth below), all documents falling within the following categories, regardless of whether the Released Tenet Entities have asserted, and/or continue to assert, that such documents are protected from disclosure by the attorney-client privilege and/or work product doctrine (as used in this Paragraph III.12, the term “document” is to be given its broadest meaning, and includes any type or form of communication, including any electronic communications, but excludes “documents” previously produced to the Department of Justice by the Released Tenet Entities in connection with the Department of Justice’s investigation of the Covered Conduct):

a.           all documents created prior to October 31, 2002, to, from, or prepared at the request of, any attorney employed or retained by the Released Tenet Entities that refer or relate to (i) the Released Tenet Entities’ request or receipt of Medicare outlier payments; (ii) the Released Tenet Entities’ analysis of Medicare’s outlier payment rules and regulations; and/or, (iii) the Released Tenet Entities’ charges, charge increases, or cost to charge ratios;

b.           all documents created prior to December 31,1998, to, from, or prepared at the request of any attorney employed or retained by the Released Tenet Entities that refer or relate to coding compliance audits conducted by the Released Tenet Entities between March, 1997 and October, 1998;

c.           all documents created prior to June 30,1999, to, from, or prepared at the request of, any attorney employed or retained by the Released Tenet Entities that refer or relate to the Released Tenet Entities’ obligations under, and compliance with, the Corporate Integrity Agreement (“CIA”) executed by Tenet’s predecessor with the OIG-HHS on June 29,1994;

d.           those documents previously withheld as privileged in United States ex rel.

Barbera v. Amisub. et al., Case No. 97-6590-CIV (S.D.Fl.), and identified by Bates numbers as set forth in Exhibit 5 hereto;

e.            all documents created prior to August 23, 2005, that (i) were requested by the United States Attorney’s Office for the Eastern District of Louisiana or the Department of Justice in connection with the investigation of allegations that PHN failed to provide services and provided services not consistent with the standard of care required under applicable regulations and statutes to patients that were included in the capitated rate paid by Medicare to PHN and/or (ii) are otherwise relevant to the foregoing allegations;

f.            the Released Tenet Entities will produce the documents described in this Paragraph III.12 according to the following schedule —

(i)        with respect to the documents described in subparagraph (a) above: substantially all documents that were identified on any privilege log provided to the United States Attorney’s Office for the Central District of California or the Department of Justice within 30 days; substantially all documents that were identified on any privilege log provided to the Securities and Exchange Commission within 60 days; substantially all documents that were identified on any privilege log provided to Congress within 90 days; and all remaining documents within 120 days;

(ii)       with respect to the documents described in subparagraph (b) above: substantially all documents within 30 days, and any remaining documents within 120 days;

(iii)       with respect to the documents described in subparagraph (c) above: substantially all documents that were identified on any privilege log provided in the DRG Upcoding litigation described in Paragraphs II.B and II.E(2) above within 60 days, and all remaining documents within 120 days;

(iv)   all documents described in subparagraph (d) above within 30 days; and,

(v)    with respect to the documents described in subparagraph (e) above: substantially all documents within 60 days, and any remaining documents within 120 days;

g.            the Released Tenet Entities shall mark any document produced to the Department of Justice pursuant to this Paragraph III.12 that they continue to assert is protected from disclosure by the Released Tenet Entities to third-parties with the legend “Privilege Asserted and Produced Subject to Confidentiality Agreement” (such marked documents are referred to as “Privilege Asserted Documents”);

h.             the Department of Justice agrees to maintain the confidentiality of all Privilege Asserted Documents and not to disclose them to any third party, except to the extent the Department of Justice, in its sole and absolute discretion, determines that disclosure is required by law or court order or would be necessary to protect the safety or welfare of the public or any individual or would be in furtherance of the discharge of the Department of Justice’s duties — thus, for example, this Paragraph III. 12 does not prevent the Department of Justice from disseminating any Privilege Asserted Document to any other governmental entity of the United States in connection with any potential violation of law or regulation or regarding any matter within that entity’s jurisdiction or to the United States Congress pursuant to a Congressional request;

i.               the Department of Justice, and any individual or entity to whom a Privilege Asserted Document is disclosed by the Department of Justice pursuant to subparagraph (h)

above, may use any Privilege Asserted Document as it deems appropriate in any criminal, civil, administrative, or contractual investigation or proceeding;

j.              subject to the provisions of this Paragraph III.12 above, by producing any Privilege Asserted Document to the Department of Justice, the Released Tenet Entities do not intend to waive as to any third-party any protection of such Privilege Asserted Document under the attorney-client privilege and/or the work product doctrine.

13.           The Released Tenet Entities waive and will not assert any defenses they may have to any criminal prosecution or administrative action relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph III.13 or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the settlement amounts for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

14.         The Amounts that Tenet must pay pursuant to this Agreement shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or fiscal intermediary, any State payor, TRICARE, or FEHBP related to the Covered Conduct. The Released Tenet Entities agree not to resubmit to any Medicare carrier or fiscal intermediary, any State payor, TRICARE, or FEHBP any previously denied claims related to the Covered Conduct, and agree not to appeal any such denials of claims.

15.         The Released Tenet Entities agree to the following:

a.               Unallowable Costs Defined: All costs (as defined in the Federal

Acquisition Regulation, 48 C.F.R. § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of a Released Tenet Entity, in connection with the following are unallowable costs on government contracts and under the Medicare, Medicaid, TRICARE, Veterans Affairs (“VA”) or FEHBP programs:

(1)           the matters covered by this Agreement;

(2)           the Government’s audit(s), civil and any criminal investigation(s), and litigation of the matters covered by this Agreement;

(3)           any Released Tenet Entity’s investigation, defense, and corrective actions undertaken in response to the Government’s audit(s), civil and any criminal investigation(s), and litigation in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)           the negotiation and performance of the Agreement;

(5)           the payments made pursuant to this Agreement, and any payments that the Tenet Entities may make to any relator and/or relator’s attorney; and,

(6)           the negotiation of the CIA referenced in Paragraph 10 above, and any obligations undertaken pursuant to such a CIA to: (i) retain an independent review organization to perform reviews as described in the CIA; and (ii) prepare and submit reports to OIG-HHS.

(All costs described or set forth in this Paragraph III.15.a are hereafter, “Unallowable Costs.”)

b.                  Future Treatment of Unallowable Costs: These Unallowable Costs shall be separately determined and accounted for in non-reimbursable cost centers by the Released Tenet Entities, and the Released Tenet Entities will not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid Program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement or payment request submitted by the Released Tenet Entities, to the Medicare, Medicaid, TRICARE, VA or FEHBP programs.

c.           Treatment of Unallowable Costs Previously Submitted for Payment: The Released Tenet Entities further agree that within 90 days of the Effective Date of this Agreement they shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, VA and FEHBP fiscal agents, any Unallowable Costs included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost report, cost statements, information reports, or payment requests already submitted by any of the Released Tenet Entities, and shall request, and agree, that such cost reports, cost statements, information reports or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. The Released Tenet Entities agree that the United States, at a minimum, will be entitled to recoup from the Released Tenet Entities any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously submitted cost reports, information reports, cost statements, or requests for payment. If any Released Tenet Entity fails to identify such costs in past filed cost reports in conformity with this Paragraph, the United States may seek an appropriate penalty or other sanction in addition to the recouped amount. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by any Released Tenet Entity, on the effect of inclusion of Unallowable Costs on the cost reports, cost statement, or information reports of the Released Tenet Entity.

d.             Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine the books and records of any Released Tenet Entity to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph III.15.

16.          The Released Tenet Entities waive and agree that they shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals or third party payors. The Released Tenet Entities waive any causes of action against these beneficiaries or their parents, sponsors, legally responsible individuals or any third party payors based upon the claims for payment covered by this Agreement.

17.          The Tenet Entities expressly warrant that they have reviewed their financial situations and that they are currently solvent within the meaning of 11 U.S.C. § 547(b)(3), and 548(a)(l)(B)(ii)(I), and will remain solvent following payment to the United States hereunder. Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to the Tenet Entities, within the meaning of 11 U.S.C. § 547(c)(l), and (b) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended and do, in fact, represent a reasonably equivalent exchange of value which is not intended to hinder, delay, or defraud any entity to which the Tenet Entities were or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(l).

18.         In the event the Tenet Entities commence, or a third party commences, within 91 days of the Effective Date of this Agreement, or of any payment made hereunder, any case, proceeding, or other action (a) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of any Tenet Entity’s debts, or seeking to adjudicate any Tenet Entity as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for any Tenet Entity, or for all or any substantial part of a Tenet Entity’s assets, the Tenet Entities agree as follows:

a.            No Tenet Entity’s obligations under this Agreement may be avoided pursuant to 11 U.S.C. §§ 547 or 548, and no Tenet Entity will argue or otherwise take the position in any such case, proceeding or action that: (i) the Tenet Entity’s obligations under this Agreement may be avoided under 11 U.S.C. § 547 or 548; (ii) the Tenet Entity was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to the Tenet Entity.

b.           If any Tenet Entity’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against the Tenet Entities for the claims that would otherwise be covered by the releases provided in Paragraphs III.4, III.7, and III.8 above. The Tenet Entities agree that (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude any Tenet Entity from participation in Medicare, Medicaid, or other Federal health care programs)

are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the actions, cases, or proceedings described in the first clause of this subparagraph, and that the Tenet Entities will not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) the Tenet Entities will not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding which are brought by the United States within 120 calendar days of written notification to any Tenet Entity that the releases have been rescinded pursuant to this Paragraph III.18, except to the extent such defenses were available on May 13, 2005; and (iii) the United States has a valid claim against the Tenet Entities for the Covered Conduct, and the United States may pursue its claims in the cases, actions, or proceedings referenced in the first clause of this subparagraph, as well as in any other case, action, or proceeding.

c.              The Tenet Entities acknowledge that their agreements in this Paragraph III.18 are provided in exchange for valuable consideration provided in this Agreement.

19.           Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement. This Agreement shall in no way be construed or considered as an admission of liability or wrongdoing in any legal or administrative proceeding.

20.          The Tenet Entities represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever and they have been advised with respect hereto by counsel prior to entering into this Settlement Agreement.

21.          This Agreement is governed by the laws of the United States. The United States and the Tenet Entities agree that the exclusive jurisdiction and venue for any dispute arising between the United States and the Tenet Entities under this Agreement will be the United States District Court for the Central District of California.

22.         This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the affected Parties.

23.         The individuals signing this Agreement on behalf of the Tenet Entities represent and warrant that they are authorized to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

24.         This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

25.         This Agreement is binding on the Tenet Entities’ successors, transferees, heirs and assigns.

26.         All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

27.         This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto affix their signatures:

FOR THE UNITED STATES OF AMERICA

DATED: June 28, 2006	BY:	/s/ George S. Cardona, Chief AUSA for
DEBRA WONG YANG
United States Attorney
Central District of California

DATED: 6/29/06	BY:	/s/ Michael D. Granston
MICHAEL GRANSTON
Assistant Director
Commercial Litigation Branch
Civil Division
United States Department of Justice

FOR HHS-OIG

DATED: 6/28/06	BY:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
U.S. Department of Health and Human Services

FOR OPM

DATED: June 28, 2006	BY:	/s/ Kathleen M. McGettigan
KATHLEEN MCGETTIGAN
Deputy Associate Director
Center for Retirement and Insurance Services
Office of Personnel Management

BY:	/s/ J. David Cope
J. DAVID COPE
Debarring Official
Office of Personnel Management

FOR TRICARE

DATED: 28 June 2006	BY:	/s/ Laurel C. Gillespie
LAUREL C. GILLESPIE
Deputy General Counsel
Tricare Management Activity
United States Department of Defense

FOR THE SETTLING HOSPITALS

DATED: 6/28/06	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President
Tenet Healthcare Corporation
(for each of the Settling Hospitals identified in Exhibit 1)

FOR TENET HEALTHCARE CORPORATION

DATED: 6/28/06	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President
Tenet Healthcare Corporation

DATED: 6/28/06	BY:	/s/ David Schindler
DAVID SCHINDLER
LATHAM & WATKINS
Counsel for Tenet Healthcare Corporation

DATED: 6/28/06	BY:	/s/ Roger Goldman
ROGER GOLDMAN
LATHAM & WATKINS
Counsel for Tenet Healthcare Corporation

FOR TENET HEALTHSYSTEM HEALTHCORP

DATED: 6/28/06	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President
Tenet Healthcare Corporation

FOR TENET HEALTHSYSTEM HOLDINGS, INC.

DATED: 6/28/06	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President
Tenet Healthcare Corporation

FOR TENET HEALTHSYSTEM MEDICAL, INC.

DATED: 6/28/06	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President
Tenet Healthcare Corporation

FOR ORNDA HOSPITAL CORPORATION

DATED: 6/28/06	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President
Tenet Healthcare Corporation

[Exhibits omitted.]